Exhibit 5.1

[Cooley Godward LLP Letterhead]

November 10, 2005

Corgentech Inc.

650 Gateway Boulevard

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Corgentech Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) covering the offering of up to 52,632,578 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) pursuant to that certain Agreement and Plan of Merger dated as of September 23, 2005 (the “Merger Agreement”) by and among the Company, Element Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company, and AlgoRx Pharmaceuticals, Inc., a Delaware corporation (“AlgoRx”). The Merger Agreement provides that, upon consummation of the merger contemplated by the Merger Agreement, holders of AlgoRx Series A preferred stock, Series B preferred stock, Series C preferred stock and common stock (collectively “AlgoRx Stock”) will receive the number of shares of the Common Stock obtained by multiplying (x) 1.6315789 by (y) the number of Parent Total Fully Diluted Shares (as defined in the Merger Agreement) (ii) plus or minus the Cash Balance Adjustment (as defined in the Merger Agreement) in accordance with the terms and conditions of the Merger Agreement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. Our opinion is expressed only with respect to the laws of the State of Delaware.

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Act, (ii) the stockholders of AlgoRx will have adopted the Merger Agreement, (iii) the stockholders of Corgentech will have approved the issuance of the Shares and (iv) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus and the Merger Agreement, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/S/ MATTHEW B. HEMINGTON
Matthew B. Hemington